UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) September 28, 2012

Matador Resources Company

(Exact name of registrant as specified in its charter)

Texas	001-35410	27-4662601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 LBJ Freeway, Suite 1500, Dallas, Texas		75240
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 371-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 28, 2012, MRC Energy Company, a wholly-owned subsidiary of Matador Resources Company (the “Company”), entered into an amended and restated senior secured revolving credit agreement (“Credit Agreement”). This amendment increased the maximum facility amount from $400 million to $500 million and named Royal Bank of Canada as administrative agent. Under the Credit Agreement, the borrowing base was increased to $200 million, up from the previous borrowing base of $125 million. The Credit Agreement matures December 29, 2016.

Borrowings under the Credit Agreement are guaranteed by the Company and secured by mortgages on substantially all of the Company’s oil and natural gas properties and by the equity interests of all of MRC Energy Company’s wholly-owned subsidiaries, which are also guarantors. Various commodity hedging agreements with Royal Bank of Canada and Comerica Bank (or affiliates thereof) are also secured by the collateral and guaranteed by the Company and the subsidiaries of MRC Energy Company.

The borrowing base under the Credit Agreement is determined semi-annually as of May 1 and November 1 by the lenders based primarily on the estimated value of the Company’s proved oil and natural gas reserves. Both the Company and the administrative agent may request an unscheduled redetermination of the borrowing base once between scheduled redetermination dates. If the Company borrows funds as a base rate loan, such borrowings will bear interest at a base rate plus an applicable margin ranging from 0.75% to 2.25%, depending on the amounts borrowed. If the Company borrows funds as a Eurodollar loan, such borrowings will bear interest at a Eurodollar rate plus an applicable margin ranging from 1.75% to 3.25%, depending on the amounts borrowed. A commitment fee of 0.375% to 0.50%, depending on the unused portion of the borrowing base, is also paid quarterly in arrears.

Key financial covenants under the Credit Agreement require the Company to maintain (1) a current ratio, which is defined as consolidated total current assets plus the unused availability under the Credit Agreement divided by consolidated total current liabilities, of 1.0 or greater measured at the end of each fiscal quarter beginning March 31, 2013 and (2) a debt to EBITDA ratio, which is defined as total debt outstanding divided by a rolling four quarter EBITDA calculation, of 4.0 or less.

Subject to certain exceptions, the Credit Agreement contains various covenants that limit the Company’s, along with its subsidiaries’, ability to take certain actions, including, but not limited to, the following:

•	incur indebtedness or grant liens on any of its assets;

•	enter into commodity hedging agreements or interest rate agreements;

•	declare or pay dividends, distributions or redemptions;

•	merge or consolidate;

•	make any loans or investments;

•	engage in transactions with affiliates; and

•	engage in certain asset dispositions, including a sale of all or substantially all of the Company’s assets.

The Credit Agreement includes customary events of default upon the occurrence of which, among other things, the lenders will be able to accelerate the maturity of the borrowings.

As of October 4, 2012, the Company had $106 million in borrowings outstanding under the Credit Agreement, approximately $1.1 million in outstanding letters of credit issued pursuant to the Credit Agreement and approximately $92.9 million available for additional borrowings under the Credit Agreement.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

In the ordinary course of their respective businesses, many of the lenders or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, advisory, lending and/or commercial banking or other financial services for the Company for which they received, or may receive, customary fees and reimbursement of expenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Third Amended and Restated Credit Agreement, dated as of September 28, 2012, by and among MRC Energy Company, as Borrower, the Lending Entities from time to time parties thereto, as Lenders, and Royal Bank of Canada, as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATADOR RESOURCES COMPANY

Date: October 4, 2012	By:	/s/ David E. Lancaster
Name: David E. Lancaster
Title: Executive Vice President

Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Third Amended and Restated Credit Agreement, dated as of September 28, 2012, by and among MRC Energy Company, as Borrower, the Lending Entities from time to time parties thereto, as Lenders, and Royal Bank of Canada, as Administrative Agent.